Exhibit (14)(b)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SENIOR SECURITIES

To the Shareholders and Board of Directors of

Corporate Capital Trust II

We have audited the statements of assets and liabilities of Corporate Capital Trust II (the ”Company”), including the schedules of investments, as of December 31, 2018 and 2017, and the related statements of operations, cash flows, and changes in net assets for each of the three years in the period ended December 31, 2018, and the financial highlights for the years ended December 31, 2018 and 2017, and for the period from March 1, 2016 (commencement of operations) to December 31, 2016, and the related notes, and have issued our report thereon dated March 21, 2019, which contained an unqualified opinion on those financial statements. The supplemental financial information set forth under the heading “Senior Securities of Corporate Capital Trust II” as of December 31, 2018, 2017 and 2016 included in the Prospectus has been subjected to audit procedures performed in conjunction with the audits of the Company’s financial statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

July 2, 2019